Exhibit 32

CERTIFICATION OF 10-KSB/A REPORT
OF
ZYNEX MEDICAL HOLDINGS, INC.
FOR THE YEAR ENDED DECEMBER 31, 2005

1.
The undersigned are Thomas Sandgaard, President, Chief Executive Officer and Treasurer, and Peter J. Leveton, Chief Financial Officer of Zynex Medical Holdings, Inc. ("Zynex"). This Certification is made pursuant to Section 906 of the Sarbanes-Oxley Act of 2002. This Certification accompanies the 10-KSB Report of Zynex for the year ended December 31, 2005.

2.
We certify that such 10-KSB/A Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934 and that the information contained in such 10-KSB/A Report fairly presents, in all material respects, the financial condition and results of operations of Zynex.

This Certification is executed as of December 20, 2006.

/s/ Thomas Sandgaard
Thomas Sandgaard
President, Chief Executive Officer and Treasurer

/s/ Peter J. Leveton
Peter J. Leveton,
Chief Financial fficer